Exhibit 10.4

EMPLOYMENT AGREEMENT

Executed on this 26 day of August 2019

This Employment Agreement (the “Agreement”) is entered into by and between Nuvo Group Ltd., C.N. 51- 384900-0., with offices at 94 Yigal Alon Street, Building 1, 26th Floor, Tel Aviv, Israel 6789155 (the “Company”) and Eran Schindler, I.D. No. 059581363 of 14 Fishman, Tel-Aviv, Israel (the “Executive”).

EMPLOYMENT AND COMPENSATION

1.	The Company has agreed to employ Executive for an indefinite period and Executive has agreed to become so employed, on the terms and conditions set forth herein. The commencement date of the employment, Executive’s position, the reporting duties and other work-related terms, including salary, entitlements and fringe benefits, are specified in Appendix A attached hereto.

2.	Executive undertakes to devote Executive’s full time, attention, skill, and effort exclusively to the performance of Executive’s duties and undertakes not to engage, whether as an employee or otherwise, in any business, commercial or professional activities, whether or not for compensation, during Executive’s employment, without the prior written consent of the Company. Nothing contained herein shall derogate from Executive’s undertakings in Appendix B attached hereto.

3.	This Agreement may be terminated by either party at any time by giving the other party hereto a prior notice of such termination, as specified in Appendix A (the “Notice Period”).

4.	Notwithstanding anything to the contrary in Section 3 above, the Company may terminate the Executive’s employment for Cause. In any event of termination for Cause, the Employment under this Agreement shall forthwith terminate and thereafter the Company shall not have any further liability or obligation towards Executive, including with respect to Notice Period. The term “Cause” means: (i) breach of trust by Executive, misappropriation of the Company’s property, engagement in competing activities or any breach of Executive’s undertakings under Appendix B; or (ii) a material breach by the Executive of this Agreement, provided however, that Executive has not cured such breach (if remediable) within 7 days following a notice sent to Executive by the Company; or (iii) Executive’s indictment for a criminal offense (other than an offense for which a fine or non-custodial penalty is imposed) or involvement in sexual harassment of another employee or third party in connection with Executive’s employment; or (iv) Executive puts himself in a situation of conflict of interests; or (v) any other circumstances under which prior notice may be denied from Executive upon termination of employment under any applicable law.

5.	Executive shall have no lien on any of the Company’s assets, equipment or any other material in Executive’s possession. Executive shall return to the Company all Company’s equipment no later than the day of termination of employer-employee relationship, prior to any unpaid leave or within 7 days following Company’s demand.

6.	Nothing herein shall derogate from any right Executive may have, in accordance with any law, expansion order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of Executive’s employment, which cannot be stipulated against.

SPECIAL POSITION

7.	It is agreed that the Executive’s position is a management one and/or which requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951 (the “Working Hours and Rest Law”). Therefore, Executive shall not be granted any other compensation or payment other than expressly specified in Appendix A. Executive undertakes not to claim that the Working Hours and Rest Law applies to Executive’s employment with the Company. Executive acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the Working Hours and Rest Law), and Executive undertakes to reasonably comply with such requirements of the Company. Executive acknowledges that the compensation to which Executive is entitled pursuant to this Agreement constitutes adequate compensation for Executive’s work during “overtime” or “weekly rest-hours”.

NON DISCLOSURE, COMPETITIVE ACTIVITY AND OWNERSHIP OF INVENTIONS

8.	Simultaneously with the signing of this Agreement, Executive shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions Undertaking in favor of the Company, attached hereto as Appendix B.

EXECUTIVE’S REPRESENTATIONS AND UNDERTAKINGS

Executive represents, warrants, and undertakes all of the following:

9.	The Executive hereby irrevocably confirms, acknowledges and represents that he and/or anyone on his behalf irrevocably waives any causes of action, claims and/or demands whatsoever towards the Company, whether arising from the past, present or future, with respect to and/or in connection with the period prior to the engagement according to this Agreement and/or the termination of such period, including without limitation, and with respect to and in connection with, compensation, notice period and/or redemption thereof, severance payments, bonuses, any social contributions, incentives and any other compensation, payment, right and/or benefit to which the Executive is entitled.

10.	Executive has the ability, knowledge and qualifications needed to perform Executive’s obligations under this Agreement. Executive does not suffer from any physical or mental health issues which may have an unreasonable influence on the performance of Executive’s undertakings under this Agreement.

11.	There are no other undertakings or agreements preventing, restricting or limiting the fulfillment of Executive’s obligations under this Agreement. Executive shall not, by entering into this Agreement and performing Executive’s obligations hereunder, be deemed to be: (i) violating any right of Executive’s former employer(s), or (ii) in breach of or in conflict with, any of Executive’s obligations towards Executive’s former employer(s) or under any agreement or obligation to which Executive is bound.

12.	Executive shall inform the Company of any matter in which Executive or Executive’s immediate family has a personal interest and which might give rise to a conflict of interest with Executive’s duties under the terms of Executive’s employment, immediately upon becoming aware of such matter.

13.	Executive shall not receive any benefit from any third party, directly or indirectly in connection with Executive’s employment. In the event Executive breaches this undertaking, without derogating from any of the Company’s rights, such benefit or its value shall become the sole property of the Company and the Company may deduct the value of such benefit from any payment Executive may be entitled to. This section does not apply to gifts or benefits with insignificant value.

14.	In carrying out Executive’s duties, Executive shall not act a way which contradicts the signature rights of the Company.

15.	Executive acknowledges and agrees that from time to time Executive may be required by the Company to travel and stay abroad as part of Executive’s obligations under this Agreement.

16.	Executive acknowledges that in extraordinary circumstances the Company may require the Executive to participate in a polygraph test. Executive agrees that: (a) the Company may rely on the results of such polygraph test; (b) the results of such test may be presented in any legal proceedings and may be considered as valid evidence.

17.	Unless otherwise provided under this Agreement or valid Company’s procedures, Executive will use the Company’s equipment for the purpose of Executive’s employment only. Thus, Executive shall not use the Company’s computers/laptops and email system (including by smartphone) for personal purposes (the “Company’s Computers”), shall not store any private material on Company’s Computers and shall not store company documents on Employee’s cloud storage accounts. For personal purposes, Executive shall be entitled to use external email services (such as Gmail, Yahoo Mail, etc.).

18.	Executive acknowledges and agrees as follows: (i) the Company shall have the right to allow other employees and other third parties to use the Company’s Computers; (ii) the Company shall have the right to conduct inspections on any and all of the Company’s Computers, including inspections of email transmissions, internet usage and inspections of their content and shall have the right to use the findings of such inspections for the Company’s purposes; (iii) in light of Executive’s undertaking that the sole use of the Company’s Computers shall be for business purposes, Executive has no right to privacy in any of the Company’s Computers.

19.	Executive acknowledges and agrees that information related to the Executive and the Executive’s terms of employment at the Company, as shall be received and held by the Company (the “Information”), may be transferred to third parties, including those located abroad, subject to: (a) that such transfer shall be made only in order for the Company to comply with any relevant legal requirements or due to business purposes of the Company (including transactions related with the Company); (b) that the transferred Information shall be limited to the reasonable and necessary scope; and (c) that the receiver of the Information shall undertake, to the extent possible, to preserve the privacy of the Information, at least at the level of privacy kept by the Company itself regarding the Information.

20.	In the event this Agreement is terminated for any reason whatsoever, Executive shall cooperate with the Company and exercise Executive’s best efforts to assist in the integration of the person or persons who will assume Executive’s responsibilities into the Company.

21.	Executive shall keep the contents of this Agreement confidential and shall not disclose the contents of this Agreement to any third party (including to other employees of the Company) without the prior written consent of the Company.

GENERAL PROVISIONS

22.	This Agreement and all Appendices attached hereto constitute the entire agreement between the parties and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof (including, without limitation, the Previous Employment Agreement). This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

23.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

24.	Any notice or other communication in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice), sent via registered mail, messenger or email. Such notice shall be deemed given after four (4) business days, if sent via registered mail; after one (1) day if sent by messenger, provided a proof of delivery has been received; after one (1) day if sent by email, provided however, that a computerized automatic “received” approval (delivery receipt) was sent by the email server.

Executive acknowledges that: (1) he has read and fully understood all the provisions of this Agreement and its appendices; (2) he was given the opportunity to consult with third parties, including his attorneys; (3) This Agreement was signed at Executive’s own free will.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the date first mentioned above.

/s/ Oren Oz	/s/ Eran Schindler
Nuvo Group Ltd.	Eran Schindler
By: Oren Oz

APPENDIX A

TERMS OF EMPLOYMENT AND COMPENSATION

1.	Commencement Date, Position and Reporting - Executive’s employment shall commence on Oct 1, 2018 in a full time position of CFO. Executive shall directly report to the CEO of the Company.

2.	Notice Period – 90 days. Notwithstanding the above, the Company shall be entitled to consider the Executive’s clear and unequivocal oral notice of resignation as binding, in the absence of written notice.

3.	Salary – a gross monthly salary of NIS 55,000 (the “Salary”). The Salary shall be payable on such dates as required by law.

Any payment or benefit under this Appendix A, other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Executive shall not maintain or claim otherwise.

4.	Pension Arrangements - The Company shall insure the Executive under an accepted ‘Managers’ Insurance’ plan (the “Managers’ Insurance Policy”), a Pension Fund (the “Pension Fund”) or a combination of both, at Executive’s choice, according to the following rates and conditions:

4.1.	Managers’ Insurance Policy:

4.1.1.	Disability Insurance - The Company, at its own discretion and expense, shall purchase a disability insurance, under normal and acceptable conditions, which would insure 75% of the Salary (the “Disability Insurance”). The Company’s contribution for Disability Insurance shall, in no circumstances, exceed the amount of 2½% of the Salary.

4.1.2.	Severance - an amount equal to 8⅓% of the Salary;

4.1.3.	Company’s contribution towards pension - the difference between 6.5% (the “Base Rate”) of the Salary and the actual percentage of the Salary contributed towards Disability Insurance, provided that the Company’s contribution towards pension shall not be lesser than 5% of the Salary;

4.1.4.	Executive’s contribution towards pension – 6% of the Salary.

4.2.	Pension Fund: Severance - an amount equal to 8⅓% of the Salary; Pension - an amount equal to 6.5% of the Salary. In addition, the Company will deduct from Executive’s monthly paycheck a sum equal to 6% of the Salary as Executive’s contribution.

5.	Pension Funds Release - The Company and Executive agree to adopt the provisions of the “General Approval of the Minister of Labor and Social Welfare Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay”, which was issued in accordance with the Severance Pay Law, 1963 (the “General Acknowledgement”), as amended from time to time. The General Acknowledgment is attached to this Agreement as Appendix C. The Company waives any right that it may have for the repayment of any monies paid by it to the Managers’ Insurance Policy and/or the Pension Fund, unless the right of Executive to severance has been revoked by a judicial decision, under Section 16 or 17 of the Severance Pay Law, 1963 (to the extent of such revocation) or where Executive withdrew monies from the Pension Fund or the Insurance Fund for any reason other than death, disability or retirement at the age of sixty or thereafter.

Executive hereby acknowledges and confirms that the Company’s contributions towards the Executive’s Insurance Policy and/or the Pension Fund are and shall be in lieu of severance pay, if Executive shall be entitled to such, according to Section 14 of the Severance Pay Law, 1963 and in accordance with the General Acknowledgement.

6.	Study Fund (“Keren Hishtalmut”) -

The Company and Executive shall maintain a ‘Keren Hishtalmut’ Fund (the “Keren Hishtalmut Fund”). The Company shall contribute to such Keren Hishtalmut Fund an amount equal to 7½% of the Salary, and Executive shall contribute to the Keren Hishtalmut Fund an amount equal to 2½% of the Salary. Executive hereby instructs the Company to transfer to such Keren Hishtalmut Fund the amount of Executive’s contribution from each Salary.

Per the Executive’s request, any payments with respect to the Keren Hishtalmut Fund that exceed the maximum amounts prescribed by the Income Tax Ordinance, shall be paid directly to the Executive and reflected as a separate component in his monthly pay slip. For the avoidance of any doubt, the Executive shall bear any tax associated with the benefit under this Section 6.

7.	Vacation - Subject to the provisions of the Annual Vacation Law, 1951 (the “Vacation Law”), Executive shall be entitled to 20 working days as vacation days (the “Vacation Days”), with respect to each full year of continuous employment with the Company. Executive shall not be entitled to carry forward the unused Vacation Days.

For the avoidance of doubt, the dates of the Executive’s vacation shall be determined by the Company, at its own discretion, in accordance with the Company’s needs, and to the extent possible, taking into consideration the Executive’s request. The Company shall be entitled to set uniform dates for vacation for all or part of its employees, with respect to all or any part of the vacation days, as it shall deem fit.

8.	Sick Leave - Executive shall be entitled to sick leave in accordance with the provisions of the Sick Pay Law, 1976. In the event Executive is absent from work due to illness, Executive shall notify the Company of the illness on the first day of absence, unless Executive is unable to provide such notice due to Executive’s medical condition, in which case the notice will be delivered as soon as possible. Such notice shall include, inter alia, the estimated period in which Executive will be absent from work.

9.	Recuperation Pay - Executive shall be entitled to Recuperation Pay (“Dmey Havra’a”) in accordance with the applicable expansion order.

10.	Options – Subject to the sole discretion and determination of the Company and approval of such grant by the board of directors of the Company or its authorized subcommittee (the “Board”) at its discretion, Executive shall be granted options to purchase up to 40,000 Ordinary Shares of the Company (the “Options”). Any grant of Options based on performance milestones shall be determined separately at the Company’s full discretion. The Options shall be issued under and subject to the terms of the Company’s 2015 Share Incentive Plan as it may be amended or replaced from time to time (the “ESOP”), and are conditional upon execution of an option agreement in a form provided by the Company and all other required documents and agreements required by the Company. The Options exercise price shall be as determined by the Board and the Options shall vest in accordance with the terms of the ESOP or as otherwise determined by the Board. Executive undertakes to take all actions and to sign all documents required, at the discretion of the Company, in order to give effect to and enforce the above terms and conditions. Any taxes and compulsory payments in connection with the Options (including with respect to the grant, exercise or sale of the Options or the shares receivable upon their exercise) shall be borne solely by Executive.

11.	Performance Based Equity – Subject to the sole discretion and determination of the Company and approval of such grant by the board of directors of the Company or its authorized subcommittee (the “Board”) at its discretion, upon the Company’s achievement of the Company Value milestones set out in Annex 1 hereto (the “Bonus Matrix”), the Executive shall be entitled to receive performance based bonuses (each a “Performance Based Bonus”) in the form of fully vested and immediately exercisable options (each an “Option” and together the “Options”), each such Option entitling the Executive to purchase one (1) ordinary share of the Company par value NIS 0.01 (“Ordinary Share”), in such amount as set out in the Bonus Matrix beside such milestone and at the exercise price set out in the Bonus Matrix. For the purposes hereof the term “Company Value” shall mean the Company’s valuation for the purpose of determining the price per share paid for equity securities of the Company in an equity investment round in the Company immediately prior to the time the Performance Based Bonus. The exercises price for the Options shall be the price per share for equity securities of the Company in an equity investment round in the Company immediately prior to the time the Performance Based Bonus. The Options shall be subject to the 2015 Share Incentive Plan of the Company, as shall be amended or replaced form time to time. Executive undertakes to take all actions and to sign all documents required, at the discretion of the Company, in order to give effect to and enforce the above terms and conditions. Any tax liability in connection with the Options (including with respect to the grant, exercise, sale of the Options or the shares receivable upon their exercise) shall be borne solely by the Executive.

12.	In the event of Merger/Sale (as defined in the ESOP), then the vesting of any unvested Shares covered by the Options granted under Sections 10 and 11 above shall accelerate such that such Options shall be exercisable upon the closing of such Merger/Sale for an exercise price equal to the price per share for Ordinary Shares in such Merger/Sale.

13.	Travel Allowance - Executive shall be entitled to payment of travel allowance, in accordance with applicable law.

14.	Business Expenses - The Company shall reimburse Executive for necessary and customary business expenses incurred by Executive, in accordance with the Company’s policy, as amended from time to time.

15.	Taxes - The Company shall withhold, deduct, transfer and/or charge Executive with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by Executive and in respect of all the benefits that Executive is or may be entitled to.

ANNEX 1

Growth Performance Based Equity

Company Pre-Money Value Ranges*		Option** Granted	Accumulative; Aggregation	Exercise Price
Min	Max
150,000,000	175,000,000	3,825	3,825	As noted below in Point #5
250,000,000	275,000,000	4,500	8,325
450,000,000	500,000,000	6,750	15,075
725,000,000	750,000,000	9,000	24,075
900,000,000	1,000,000,000	11,250	35,325

* To be calculated in US dollars

** Option for ordinary shares of the Company

Growth Performance Terms/Mechanism:

1. Whereupon the Company’s pre-money valuation reaches any of the min/max ranges set forth above, Executive will be entitled to receive a grant of the corresponding options designated for such range.

2. Each option grant will vest over the following 4 consecutive quarters: March 31st, June 30th, September 30th, and December 31st. The first such vesting date to occur on the first quarter following the grant. The grant shall only continue to vest so long as Executive remains an employee of the Company.

3. In the event one of the min/max ranges is not achieved but a subsequent range is, Executive will receive a catch-up grant of options equal to the corresponding accumulative aggregation options designated for such range. By way of example, if the Company misses the $250,000,000 -

$275,000,000 range (and as a result, Executive is not given an option grant of 10,000 ordinary shares), but achieves the $450,000,000 - $500,000,000 range, Executive will receive a grant of options equal to such number that ensures Executive will have been granted options for 35,325 ordinary shares.

4. The only valid occurrences (each, a “Valuation Event”) upon which a binding valuation for the Company shall be set for purposes of this Exhibit B are: (i) an equity fundraising transaction, (ii) the sale (stock or asset) or merger of the Company in an arm’s length transaction to an unrelated third party purchaser, or (iii) a liquidation event.

5. The exercise price of each grant shall be set based upon the applicable valuation associated with the corresponding Valuation Event, but in no event less than USD$12.116.

6. Under no circumstances shall Executive be entitled to receive an option (s) for the purchase of more than 35,325 ordinary shares of the Company pursuant to this Growth Performance Award.

7. Executive will be solely responsible for all taxes associated with the granting and/or exercising of any option pursuant to this Exhibit B.

8. Except as otherwise provided hereunder to the contrary, any option granted to Executive pursuant to this Exhibit B shall be subject to the terms applicable to the Parent’s 2015 Share Incentive Plan referenced hereunder.

APPENDIX B

THIS UNDERTAKING (“Undertaking”) is entered into as of the 26 day of August 2019, by Eran Schindler, I.D. No. 059581363 of 14 Fishman, Tel-Aviv, Israel (the “Executive”).

WHEREAS, Executive wishes to be employed by Nuvo Group Ltd. (the “Company”); and

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information (as defined below) and its rights in Inventions (as defined below) and in all related intellectual property, and Executive is entering into this Undertaking as a condition to Executive’s employment with the Company.

NOW, THEREFORE, the Executive undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

1.1.	Executive acknowledges that Executive may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that: (i) has become part of the public domain not as a result of a breach of any obligation owed by Executive to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that Executive gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, Executive shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

1.2.	Executive acknowledges and understands that the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3.	During the term of Executive’s employment and at any time after termination or expiration thereof, for any reason, Executive shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4.	All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Executive agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Executive in connection with the employment by the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Executive to the Company upon termination or expiration of Executive’s employment for any reason, or at any earlier time at the request of the Company, without Executive retaining any copies thereof.

1.5.	During the term of Executive’s employment with the Company, Executive shall not remove from the Company’s offices or premises any Confidential Material unless and to the extent necessary in connection with the duties and responsibilities of Executive and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Executive shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Material and return the Confidential Material to their proper files or location as promptly as possible after such use.

1.6.	During the term of Executive’s employment with the Company, Executive will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, belonging to any former employer or any other person to whom Executive has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2.	Unfair Competition and Solicitation.

2.1.	Executive undertakes that during the term of employment with the Company Executive shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company.

2.2.	Executive undertakes that for a period of twelve (12) months following termination of Executive’s employment for whatever reason Executive shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets, as defined below. Executive confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets.

2.3.	Executive hereby declares that he/she is aware that a portion of the Salary contains additional consideration in exchange for the Executive fully undertaking the non-compete provisions in Sections 2.1 and 2.2 above. Notwithstanding anything in this provision, the Executive declares that he/she is financially capable of undertaking these non-compete provisions.

2.4.	Executive undertakes that during the term of employment with the Company and for a period of twelve (12) months thereafter: (i) Executive shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and (ii) Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

2.5.	Executive acknowledges that in light of Executive’s position with the Company and in view of Executive’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 2 above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by Executive as a condition to the employment of Executive by the Company. Executive confirms that Executive has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Executive of entering into this Undertaking and, specifically, Section 2 hereof.

3.	Ownership of Inventions.

3.1.	Executive will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during Executive’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2.	Executive agrees that all the Inventions are, upon creation, Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all title, rights and interest in and to any patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. Executive hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) all title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereof, trade names and packaging and all goodwill associated with the same; (vi) any and all title, rights and interest in and to any Invention; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Inventions, even after termination of employment on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.3.	Executive has attached hereto, as Exhibit B-1, a list describing all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to the Executive (whether made solely by the Executive or jointly with others) that: (i) were developed by the Executive prior to the Executive’s engagement with the Company (collectively, the “Prior Inventions”), (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder; or, if Exhibit B-1 is incomplete or if no such list is attached, the Executive represents that there are no such Prior Inventions.

3.4.	Executive further agrees to perform, during and after employment, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive.

3.5.	Executive shall not be entitled to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Executive and the Company. Without limitation of the foregoing, Executive irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. Any oral understanding, communication or agreement with respect to the matters set forth herein, not memorialized in writing and duly signed by the Company, shall be void.

4.	General.

4.1.	Executive represents that the performance of all the terms of this Undertaking and Executive’s duties as an employee of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Executive acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing Executive.

4.2.	Executive acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Executive’s employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3.	Executive recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Executive, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

4.4.	This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

4.5.	If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.6.	The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and Executive, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Executive’s obligations and liabilities under any applicable law.

4.7.	Executive hereby consents that, following the termination or expiration of the employment relationship hereunder, the Company may notify the Executive’s new employer about the Executive’s rights and obligations under this Undertaking.

4.8.	This Undertaking constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.9.	This Undertaking, the rights of the Company hereunder, and the obligations of Executive hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Executive may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

Eran Schindler:	/s/ Eran Schindler

APPENDIX C

General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay

In accordance with the Severance Pay Law 5723-1963

By virtue of my authority under Section 14 of the Severance Pay Law 5723-1963 (hereinafter, the “Law”), I hereby confirm that payments made by an employer beginning on the date this authorization is publicized, for its employee, towards a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-1964 (hereinafter, a “Pension Fund”), or towards Managers’ Insurance that includes an option for benefit payments (hereinafter, an “Insurance Fund”) or a combination of payments towards a Pension Fund and an Insurance Fund (hereinafter, “Employer Payments”), shall be in lieu of the severance pay to which the said employee is entitled for the wages of which the said payments were paid and the period for which they were paid (hereinafter, the “Exempted Salary”), provided the following conditions shall be met:

1.	Employer Payments -

(a)	To a Pension Fund are not less than 14.33% of the Exempted Salary or 12% of the Exempted Salary if the employer pays for his employee, in addition to this, supplementary severance payments towards a Severance Pay Fund or an Insurance Fund in the name of the employee, at a rate of 2.33% of the Exempted Salary. If the employer does not pay the said 2.33% in addition to the 12%, its payments shall be only in lieu of 72% of the employee’s severance pay.

(b)	To an Insurance Fund are not less than one of the following:

(1)	13⅓% of the Exempted Salary, if the employer pays for its employee payments for additional monthly income support in case of employee’s inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2½% of the Exempted Salary, whichever is lower (hereinafter, “Loss of Work Capacity Insurance”).

(2)	11% of the Exempted Salary, if the employer paid an additional Payment for the Loss of Work Capacity Insurance, and in such case the employer’s payments shall be only in lieu of 72% of the employee’s severance pay. If, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund or an Insurance Fund under the name of the employee at a rate of 2 1/3% of the Exempted Salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.

2.	Not later than three months from the commencement of the employer’s payments a written agreement shall be prepared between the employer and the employee, which shall include:

(a)	The employee’s agreement to an arrangement in accordance with this authorization, in wording that specifies the employer’s payments and the Pension Fund and the Insurance Fund, as relevant. The said agreement shall also include the wording of this authorization.

(b)	The employer’s prior waiver of any right it may have to a financial reimbursement for all or part of its payments, unless the employee’s right to severance pay is rescinded by a judicial decree by virtue of Sections 16 or 17 of the Law, or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident. In this regard a “qualifying incident”- death, disability or retirement at the age of 60 or older.

(c)	This authorization shall not derogate from the employee’s right to severance pay under the Law, collective agreement, expansion order or employment contract, for wages exceeding The Exempted Salary.

(-)

Eliyahu Yishai

Minister of Labor and Social Welfare